As filed with the Securities and Exchange Commission on September 25, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jersey Central Power & Light Company

(Exact name of registrant as specified in its charter)

New Jersey	4911	21-0485010
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

(800) 736-3402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leila L. Vespoli, Esq.

Senior Vice President and General Counsel

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

(800) 736-3402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lucas F. Torres, Esq. Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022 (212) 872-1000 Fax: (212) 872-1002	Douglas E. Davidson, Esq. Thelen Reid & Priest LLP 875 Third Avenue New York, NY 10022-6225 (212) 603-2000 Fax: (212) 603-2001

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
6.40% Exchange Senior Notes due 2036	$200,000,000	100%	$200,000,000	$21,400

(1)	In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, or the Securities Act, the registration fee is based on the book value of the outstanding 6.40% Senior Notes due 2036 of Jersey Central Power & Light Company to be cancelled in the exchange transaction hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2006

PROSPECTUS

Jersey Central Power & Light Company

Offer To Exchange

$200,000,000

6.40% Exchange Senior Notes

due 2036

for any and all

6.40% Senior Notes

due 2036

We are offering to exchange up to $200,000,000 in aggregate principal amount of our registered 6.40% Exchange Senior Notes due 2036, which we refer to as the Exchange Notes, for $200,000,000 in aggregate principal amount of our outstanding unregistered 6.40% Senior Notes due 2036, which we refer to as the Original Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act, and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear different CUSIP numbers.

•	This exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless extended.

•	All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering the Original Notes beginning on page 18 of this prospectus.

•	Like the Original Notes, the Exchange Notes will initially be secured by a like amount of our senior note mortgage bonds. The senior note mortgage bonds securing the Exchange Notes, and any Original Notes not exchanged for Exchange Notes, or the Remaining Original Notes, may be released in certain circumstances and subject to certain conditions.

•	You may validly withdraw tenders of Original Notes at any time before the expiration of this exchange offer.

•	If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

•	Original Notes may be exchanged for Exchange Notes only in minimum denominations of $1,000 and integral multiples thereof.

•	We will not receive any proceeds from this exchange offer.

•	No public market currently exists for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated quotation system, and, therefore, an active public market is not anticipated.

Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for the period ending on the sooner of 90 days after the consummation of the exchange offer and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will make this prospectus, and any amendment, or supplement thereto, available to any participating broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 41 of this prospectus.

Each holder of Original Notes wishing to accept this exchange offer must effect a tender of Original Notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled “The Exchange Offer” beginning on page 15.

See “ Risk Factors” beginning on page 8 for a discussion of factors that you should consider in connection with an investment in Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER.

The date of this prospectus is                         , 2006.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Jersey Central Power & Light Company, c/o FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890, Attention: Investor Services. Oral requests should be made by telephoning (800) 736-3402. To obtain timely delivery, you must request the information no later than                              , 2006, which is five business days before the expiration date of this exchange offer.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices;

•	our ability to continue to collect transition and other charges or to recover increased transmission costs;

•	maintenance costs being higher than anticipated;

•	legislative and regulatory changes (including revised environmental requirements);

•	the repeal of the Public Utility Holding Company Act of 1935, or PUHCA, and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005, or EPACT;

•	adverse regulatory or legal decisions and the outcome of governmental investigations and oversight;

•	our inability to accomplish or realize anticipated benefits of strategic goals (including employee workforce factors);

•	the anticipated benefits from our voluntary pension plan contributions;

•	our ability to access the public securities and other capital markets and the cost of such capital;

•	the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outages;

•	the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005 and in this prospectus, under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

ii

SUMMARY

This summary highlights selected information from this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange Original Notes for Exchange Notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 8 of this prospectus and the financial statements and notes to these statements incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, the words “Jersey Central,” “the company,” “we,” “our,” “ours” and “us” refer to Jersey Central Power & Light Company.

Jersey Central Power & Light Company

We are one of eight wholly-owned electric utility operating subsidiaries of FirstEnergy Corp., or FirstEnergy. We were organized under the laws of the State of New Jersey in 1925 and own property and do business as an electric public utility in that state. We engage in the transmission, distribution and sale of electric energy in an area of approximately 3,300 square miles in northern, western and east central New Jersey. We also engage in the sale, purchase and interchange of electric energy with other electric companies. The area we serve has a population of approximately 2.5 million.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

The Exchange Offer

Issuance of the Original Notes	We issued and sold $200,000,000 of 6.40% Senior Notes on May 12, 2006 in a transaction not requiring registration under the Securities Act.

The initial purchasers of the Original Notes sold beneficial interests in the Original Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act. All of the Original Notes originally issued by us on May 12, 2006 are currently outstanding.

The Exchange Offer; Exchange Notes

We are offering to exchange the Exchange Notes for the Original Notes to satisfy our obligations under the registration rights agreement we entered into when the Original Notes were issued and sold. The Exchange Notes will have been registered under the Securities Act and are of a like principal amount and like tenor of the Original Notes. Noteholders that validly tender their Original Notes and do not validly withdraw such tender before the expiration date will have the benefit of this exchange offer. Original Notes may be exchanged for Exchange Notes only in minimum denominations of $1,000 and integral multiples thereof. In order to exchange your Original Notes, you must validly tender them before the expiration date of this exchange offer.

Expiration Date	5:00 p.m., New York City time, on , 2006, unless extended by us in our sole discretion. If extended, the term “expiration date” as used in this prospectus will mean the latest date and time to which this exchange offer is extended. We will accept for exchange any and all Original Notes which are validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer	This exchange offer is subject to certain customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Consequences of Failure to Exchange Your Original Notes

If you fail to validly tender your Original Notes for Exchange Notes in accordance with the terms of this exchange offer, or withdraw your tender, your Original Notes will continue to be subject to transfer restrictions. If you are eligible to participate in this exchange offer and you fail to validly tender your Original Notes, or withdraw your tender, you will not have any further rights under the registration rights agreement, including the right to require us to register your Original Notes, but your Original Notes will remain outstanding and continue to accrue interest. See “The Exchange Offer—Consequences of Failure to Exchange.”

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market, if any, for any Original Notes remaining after the completion of this exchange offer will be substantially limited.

Procedures for Tendering Original Notes	If you are a holder of Original Notes who wishes to accept this exchange offer you must:

•	complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal together with the Original Notes and any other required documentation to the exchange agent at the address set forth in this prospectus.

However, if you hold Original Notes through DTC, and wish to accept this exchange offer, you must arrange for DTC to transmit required information to the exchange agent in connection with a book-entry transfer. See “The Exchange Offer—Procedures for Tendering Original Notes.”

By tendering your Original Notes in either of these manners, you will be making a number of important representations to us, as described under “The Exchange Offer—Resale of Exchange Notes,” including that you do not intend to participate in a distribution of the Exchange Notes.

Please do not send your letter of transmittal or certificates representing your Original Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender Original Notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and your Original Notes are not immediately available or you cannot deliver your Original Notes, the letter of transmittal or any other documents required by the letter of transmittal to be delivered to the exchange agent, or you are unable to comply with the procedures for book-entry transfer prior to the expiration of this exchange offer, you must tender your Original Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in order to participate in this exchange offer.

Special Procedures for Beneficial Owners

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, we urge you to contact that person promptly and instruct the registered holder to tender your Original Notes on your behalf.

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes to the exchange agent, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed note power from the registered holder. Please note that the transfer of registered ownership may take considerable time.

Withdrawal Rights	You may validly withdraw the tender of your Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Original Notes and Delivery of Exchange Notes

We will accept for exchange any and all Original Notes which are validly tendered and not withdrawn in accordance with the terms and conditions of this exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes issued pursuant to this exchange offer will be delivered on the earliest practicable date following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer.”

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer Exchange Notes issued in this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of Exchange Notes.

In addition, each participating broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes which were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer Exchange Notes. See “Plan of Distribution.”

Our belief is based on interpretations by the staff of the SEC set forth in several no-action letters issued to third parties. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer. See “The Exchange Offer—Resale of Exchange Notes.”

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Accrued Interest on the Exchange Notes and Original Notes

Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in this exchange offer, or if no interest has been paid, from the original date of issuance of the Original Notes.

Material U.S. Federal Income Tax Consequences

The exchange of Original Notes for Exchange Notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Exchange Agent	The Bank of New York.

Registration Rights Agreement

The registration rights agreement by and among us and the initial purchasers of the Original Notes obligates us to provide you the opportunity to exchange your Original Notes for Exchange Notes with substantially identical terms. This exchange offer satisfies this obligation. After this exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes. However, under the circumstances described in the registration rights agreement, you may require us to file a shelf registration statement under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

The Exchange Notes

Securities Offered	We are offering $200,000,000 aggregate principal amount of our 6.40% Exchange Senior Notes due 2036.

General

The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except that the Exchange Notes (i) will be registered under the Securities Act and, therefore, will not be subject to the restrictions on transfer applicable to the Original Notes, (ii) will bear a different CUSIP number and (iii) will not be entitled to the rights of holders of Original Notes under the registration rights agreement we entered into when the Original Notes were issued and sold. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the senior note indenture. See “Description of the Exchange Notes.”

Maturity	The Exchange Notes will mature on May 15, 2036.

Interest

Interest on the Exchange Notes will accrue at a rate of 6.40% per annum. Interest on the Exchange Notes will accrue from the last date on which interest was paid on the Original Notes surrendered in the exchange offer, or, if no interest has been paid, from the original date of issuance of the Original Notes, and will be payable semi-annually in arrears on each May 15 and November 15.

Indenture	We will issue the Exchange Notes under the indenture, dated as of July 1, 1999, between us and The Bank of New York, as successor senior note trustee, or the senior note indenture.

Optional Redemption	The Exchange Notes will be redeemable in whole or in part, at our option, at any time, as described under “Description of Exchange Notes—Optional Redemption.”

Security and Ranking

The Exchange Notes will initially be secured by a series of our first mortgage bonds, issued and delivered by us to the senior note trustee. Upon the occurrence of certain events described in this prospectus under the headings “Description of Exchange Notes—General” and “Description of Exchange Notes—Security and Release Date,” the first mortgage bonds securing the Exchange Notes will be released, and the Exchange Notes will become our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. If we exercise our rights to optionally redeem $164.7 million of our currently redeemable outstanding first mortgage bonds, the release of the first mortgage bonds securing the Exchange Notes and any Remaining Original Notes would occur immediately. Absent further optional redemptions of outstanding first mortgage bonds, the release date will occur upon the issuance of approximately $629.0 million of additional senior notes. Once the release date occurs and the Exchange Notes and any Remaining Original Notes become unsecured obligations, we expect the ratings of the Exchange Notes and any Remaining Original Notes to be revised downward. First mortgage bonds issued to secure Exchange Notes and any Remaining Original Notes until the release date are referred to in this prospectus as senior note mortgage bonds.

Under the senior note indenture, the “release date” means the earlier of:

•	the date that all of our first mortgage bonds, other than the senior note mortgage bonds, have been retired, and

•	the date upon which the senior note trustee holds senior note mortgage bonds constituting not less than 80% in aggregate principal amount of all of our outstanding first mortgage bonds.

As of June 30, 2006, we had $1.2 billion aggregate principal amount of first mortgage bonds outstanding, of which $864.1 million (or about 72%) aggregate principal amount constituted senior note mortgage bonds held by the senior note trustee and subject to release on the release date.

Limitation on Liens

So long as any Exchange Notes are outstanding, we may not issue, assume, guarantee or permit to exist after the release date any debt secured by any lien upon any of our operating property (other than excepted property under the senior note indenture), except for certain permitted secured debt, without effectively securing all outstanding senior notes, including the Exchange Notes, equally and ratably with that debt (but only so long as such debt is secured). See “Description of Exchange Notes—Certain Covenants—Limitation on Liens.”

Limitation on Sale and Lease-Back Transactions

Subject to certain exceptions, so long as any Exchange Notes are outstanding, we may not enter into or permit to exist, after the release date, any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed or developed or substantially repaired, altered or improved. See “Description of Exchange Notes—Certain Covenants—Limitation on Sale and Lease-Back Transactions.”

Risk Factors	You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus, the information in the “Risk Factors” section beginning on page 8.

Further Issuances

We may from time to time, without the consent of the holders of the Exchange Notes or our other debt securities, create and issue further debt securities having the same terms and conditions as the Exchange Notes so that the further issuance is consolidated and forms a single series with the previously outstanding Exchange Notes.

Form and Denomination	The Exchange Notes will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof.

DTC Eligibility	The Exchange Notes will be represented by a Global Certificate deposited with, or on behalf of, DTC or its nominee. See “Description of Exchange Notes—Book-Entry.”

Trustee and Paying Agent	The Bank of New York.

Governing Law	The senior note indenture and the Original Notes are, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and whether to participate in this exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Exchange Notes directly or our business and financial results and thus indirectly cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones related to us or the Exchange Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Exchange Notes to decline. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Because our actions in obtaining a supply of electricity are subject to regulatory prudence reviews, there exists the potential for the disallowance and, therefore, non-recovery of a portion of the costs of that supply.

We currently obtain our electricity to serve our basic generation service, or BGS, customers entirely from contracted purchases from third-party suppliers through an auction process authorized by the New Jersey Board of Public Utilities, or NJBPU. Auctions in February 2005 and 2006 resulted in supply contracts covering portions of our requirements for various periods through May 31, 2009. The prices charged to our non-shopping customers since August 1, 2003 have essentially equaled our costs and were adjusted again on June 1, 2006 to reflect changes in those costs. If any of these third-party suppliers were to default on their obligations and no other third-party supplier stepped in to supply that load, or if future auctions do not result in contracts for all of our supply requirements, we would purchase replacement power in the open market at prices that may exceed our charges to customers. Although we are permitted to defer for future collection from customers the amounts by which our BGS costs and our costs incurred under non-utility generation agreements exceed amounts collected through our BGS and non-utility generation charge rates, our actions in purchasing such power in the open market are subject to subsequent regulatory prudence reviews, which may lead to the disallowance of some of those costs, as occurred in connection with our deferred balances case that was decided in July 2003. Electricity currently purchased under existing agreements with non-utility generators and power we generate is primarily sold into the wholesale market, which actions are also subject to regulatory prudence reviews. Any of our costs that are disallowed for recovery would be charged against our earnings.

We are subject to complex and changing government regulations that may require increased expense and/or changes in business strategy that could have a negative impact on our results of operations.

We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influences our operating environment. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe that the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations may require us to incur additional expenses or change the way we run our businesses, and therefore may have an adverse impact on our results of operations.

Our retail rates, conditions of service, issuance of securities and other matters are subject to regulation by the NJBPU. With respect to our wholesale and interstate electric operations and rates, including regulation of our accounting policies and practices, we are subject to regulation by the Federal Energy Regulatory Commission, or FERC. Decisions by either of these regulatory bodies could affect us adversely for the reasons described above.

On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005, or EPACT. This federal legislation will affect various aspects of electric generation, transmission and distribution. One of the provisions of the new legislation gives the FERC the authority to certify an electric reliability organization that will establish and enforce mandatory bulk power reliability standards, subject to FERC review and approval. The EPACT repealed PUHCA effective February 8, 2006. Some of PUHCA’s consumer protection authority has been transferred to the FERC and state utility commissions. The repeal of PUHCA and the impact of this legislation and its implementation on both a federal and state level could have a significant impact on our operations.

On August 1, 2005, the NJBPU established a proceeding to determine whether additional ratepayer protections are required at the state level in light of the recent repeal of PUHCA under the EPACT. An NJBPU proposed rulemaking to address the issues was published in the NJ Register on December 19, 2005. The proposal would prevent a holding company that owns a gas or electric public utility from investing more than 25% of the combined assets of its utility and utility-related subsidiaries into businesses unrelated to the utility industry. A public hearing was held on February 7, 2006 and comments were submitted to the NJBPU. The NJBPU Staff issued a draft proposal on March 31, 2006 addressing various issues including access to books and records, ring-fencing, cross subsidization, corporate governance and related matters. With the approval of the NJBPU Staff, the affected utilities jointly submitted an alternative proposal on June 1, 2006. Comments on the alternative proposal were submitted on June 15, 2006. We are not able to predict the outcome of this proceeding at this time.

Restructuring and deregulation in the electric utility industry may result in increased competition and unrecoverable costs that could adversely affect our business and results of operations.

As a result of the actions taken by state legislative bodies over the last few years, major changes in the electric utility business have occurred and are continuing to take place in parts of the United States, including New Jersey, where we operate.

The FERC and the U.S. Congress also propose changes from time to time in the structure and conduct of the utility industry. The FERC’s ongoing efforts to promote regional transmission organizations like the PJM Interconnection, which includes us as a transmission owner, for example, may affect how we operate and our costs of doing business. If these and other restructuring and deregulation-related efforts and proceedings result in unrecoverable costs, our business and results of operations may be adversely affected. We cannot predict the extent and timing of further efforts to restructure, deregulate or re-regulate us or our industry.

Our facilities, and those of third parties to which they may be interconnected, may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

Operation of transmission and distribution facilities involves risk, including potential breakdown or failure of equipment or processes, accidents, labor disputes, stray voltage and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt transmission and distribution delivery systems. Because our transmission facilities are interconnected with those of third parties, the operation of those facilities could be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties. Any of these occurrences could result in reduced revenues or increased expenses, including higher maintenance costs that we may not be able to recover from customers. Moreover, if we are unable to perform our contractual obligations, penalties or damages may result. As more fully discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, litigation relating to power outages in our service territory in 1999 is pending against us. We are unable to predict the outcome of those matters.

Weather conditions such as tornadoes, hurricanes, ice storms and droughts, as well as seasonal temperature variations could have a negative impact on our results of operations.

Weather conditions directly influence the demand for electric power. In our service areas, demand for power peaks during the summer months, with market prices also typically peaking at that time. As a result, overall operating results may fluctuate on a seasonal and quarterly basis. In addition, we have historically sold less power, and consequently received less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes, storms, ice, droughts or other natural disasters, may cause outages and property damage that may require us to incur additional costs that are generally not insured and that may not be recoverable from our customers. The effect of the failure of our facilities to operate as planned under these conditions would be particularly burdensome during a peak demand period.

Increases in interest rates and/or a downgrade of our credit ratings could negatively affect our financing costs and our ability to access capital.

We have exposure to future interest rates as we plan to raise debt in the capital markets to meet maturing debt obligations and fund construction. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results.

We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash flows from operations. A downgrade in our credit ratings from the nationally-recognized credit rating agencies, particularly to a level below investment grade, could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets. A ratings downgrade would also increase the fees we pay on our various credit facilities, thus increasing the cost of our working capital. A ratings downgrade could also impact our ability to grow our businesses by substantially increasing the cost of, or limiting access to, capital. Our senior unsecured debt ratings from Standard & Poors Ratings Service, a division of The McGraw Hill Companies, Inc., or S&P, Moody’s Investor Service, Inc. or Moody’s, and Fitch Ratings are investment grade. The current ratings outlook from S&P is stable and the ratings outlook from Moody’s is positive. Once the release date occurs and the Exchange Notes and any Remaining Original Notes become unsecured obligations, we currently expect the ratings of the Exchange Notes and any Remaining Original Notes to be revised downward.

Acts of war or terrorism could negatively impact our business.

The possibility that our infrastructure, or that of an interconnected company, such as electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of war could affect our operations. Our transmission and distribution facilities, or generation, transmission and distribution facilities of interconnected companies, may be targets of terrorist activities that could result in disruption of our ability to purchase, transmit or distribute electricity. Any such disruption could result in a decrease in revenues and additional costs to replace or repair our assets, which could have a material adverse impact on our results of operations and financial condition.

We are subject to financial performance risks related to the economic cycles of the electric utility industry.

Our business follows the economic cycles of our customers. Sustained downturns or sluggishness in the economy generally affects the markets in which we operate and negatively influences our energy operations. Declines in demand for electricity as a result of economic downturns will reduce overall electricity sales and lessen our cash flows, especially as industrial customers reduce production, resulting in less consumption of electricity. Economic conditions also impact the rate of delinquency of customer accounts receivable.

We face certain human resource risks associated with the availability of trained and qualified labor to meet our future staffing requirements.

Workforce demographic issues challenge employers nationwide and are of particular concern to the electric utility industry. The median age of utility workers is significantly higher than the national average. Today, nearly one-half of the industry’s workforce is age 45 or higher. Consequently, we face the difficult challenge of finding ways to retain our aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements. Mitigating these risks could require additional financial commitments.

Risks Related to this Exchange Offer

The Exchange Notes and any Remaining Original Notes will only be secured for part of their lifetime.

Until the release date, the Exchange Notes and any Remaining Original Notes will be secured by a series of our senior note mortgage bonds issued and delivered by us to the senior note trustee. See “Description of the Exchange Notes–Security and Release Date” below. On the release date, the Exchange Notes and all of our other senior notes issued under the senior note indenture and secured by senior note mortgage bonds will cease to be secured by senior note mortgage bonds, will become our unsecured general obligations and will rank equally with our other unsecured and unsubordinated indebtedness. Once the release date occurs and the Exchange Notes and any Remaining Original Notes become unsecured obligations, we currently expect the ratings of the Exchange Notes and any Remaining Original Notes to be revised downward.

We may be able to issue substantially more debt, a portion of which could be additional secured debt.

The senior note indenture does not limit the amount of indebtedness we may issue. After the release date, however, the limitation on liens provision of the senior note indenture limits the amount of secured debt that we would be able to issue. If the release date had occurred prior to June 30, 2006, we would have been able to incur up to $629 million of secured debt under this test as of that date. Such secured debt would have been senior to the senior notes, which would have become unsecured as a result of the occurrence of the release date.

If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes that are subject to transfer restrictions.

We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under “The Exchange Offer—Procedures for Tendering Original Notes” and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes. Any Original Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Original Notes will not (with limited exceptions) have any further rights to have their Original Notes registered under the Securities Act. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after this exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer Original Notes outstanding. The value of the Remaining Original Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Original Notes and thus you may be unable to sell such notes.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated system. We provide no assurance as to:

•	the liquidity of any trading market that may develop for the Exchange Notes;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

Even if a trading market develops, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes; and

•	our operating results.

If a market for the Exchange Notes does not develop, purchasers may be unable to resell the Exchange Notes for an extended period of time. Consequently, a holder of Exchange Notes may not be able to liquidate its investment readily, and the Exchange Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act and the Exchange Act.

In addition, if a large number of holders of Original Notes do not tender Original Notes or tender Original Notes improperly, the limited amount of Exchange Notes that would be issued and outstanding after we complete this exchange offer could adversely affect the development of a market for the Exchange Notes.

If you are a broker-dealer, your ability to transfer the Original Notes may be restricted.

A broker-dealer that purchased Original Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the related registration rights agreement.

We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive outstanding Original Notes in like principal amount. We will cancel all Original Notes surrendered to us in this exchange offer.

We used proceeds from the sale of the Original Notes to pay at maturity $150 million aggregate principal amount of our 6.45% senior secured notes that were due May 15, 2006. The remaining proceeds were used for general corporate purposes.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following consolidated financial information should be read in conjunction with the consolidated financial statements contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

We were formerly a wholly-owned subsidiary of GPU, Inc., which merged with FirstEnergy on November 7, 2001. Pre-merger period and post-merger period financial results are separated by a heavy black line.

	Jan. 1 – Nov. 6, 2001	Nov. 7 – Dec. 31, 2001	Year Ended December 31,				Six Months Ended June 30, 2006
			2002	2003	2004	2005
		(in thousands)
Operating Revenues	$1,838,638	$282,902	$2,328,415	$2,359,646	$2,206,987	$2,602,234	$1,187,276
Operating Income	291,049	43,347	332,953	144,606	181,816	255,676	169,159
Total assets		8,053,295	8,062,148	7,583,361	7,296,532	7,584,106	7,659,897
Long-Term Obligations and Company-Obligated Mandatorily Redeemable Preferred Stock		1,349,251	1,335,690	1,095,991	1,238,984	972,061	1,162,407
Consolidated Ratio of Earnings to Fixed Charges(1)	1.33	3.90	5.12	2.11	3.19	4.44	3.78

(1)	The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items, interest and other charges, before reduction for amounts capitalized, provision for income taxes and the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined. Fixed charges consist of interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and an estimate of the interest portion of all rentals charged to income.

THE EXCHANGE OFFER

General

We are offering to exchange up to $200,000,000 in aggregate principal amount of Exchange Notes for the same aggregate principal amount of Original Notes, properly tendered and not validly withdrawn before the expiration date. Unlike the Original Notes, the Exchange Notes will be registered under the Securities Act. We are making this exchange offer for all of the Original Notes. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

On the date of this prospectus, $200,000,000 in aggregate principal amount of Original Notes are outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to this exchange offer are limited by the conditions listed below under “—Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

On May 12, 2006, we issued and sold $200,000,000 in aggregate principal amount of 6.40% Senior Notes due 2036 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Because the transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance and sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers of the Original Notes, which requires us to (1) prepare and, as soon as practicable following the date of original issuance of the Original Notes (May 12, 2006), file with the SEC an exchange offer registration statement with respect to this exchange offer and the issuance and delivery to the holders, in exchange for the Original Notes, of a like principal amount of Exchange Notes, (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 calendar days following the date of original issuance of the Original Notes, (3) use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of this exchange offer and (4) use our reasonable best efforts to cause this exchange offer to be consummated within 210 calendar days following the date of original issuance of the Original Notes. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the Original Notes. The registration rights agreement also provides that if neither this exchange offer is consummated nor a shelf registration statement is declared effective within 210 calendar days of the date of original issuance of the Original Notes, the annual interest rate borne by the Original Notes will be increased by 0.25% per annum commencing on the date that is 210 days after the date of original issuance of the Original Notes until this exchange offer is consummated or the shelf registration statement is declared effective. We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the Exchange Notes offered by this prospectus.

We are making this exchange offer to satisfy our obligations under the registration rights agreement. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from registration requirements under the Securities Act and applicable state securities laws in order to sell their Original Notes.

The Exchange Notes will be issued in a like principal amount and will be identical in all material respects to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, will be issued without a restrictive legend, will bear different CUSIP numbers and will not be entitled to the rights of holders of

Original Notes under the registration rights agreement, including additional interest. Consequently, the Exchange Notes, unlike the Original Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to this exchange offer in exchange for the Original Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes to be issued pursuant to this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of the Original Notes who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned no-action letters, (2) will not be entitled to tender its Original Notes in this exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you participate in this exchange offer, you must represent to us, among other things, that:

(1) any Exchange Notes you receive will be acquired in the ordinary course of business;

(2) you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

(3) you are not an “affiliate” (as defined in Rule 405 of the Securities Act) of ours;

(4) if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

(5) if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in this exchange offer and, therefore, will not be permitted to exchange its Original Notes for Exchange Notes.

This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of this exchange offer. The date of acceptance for exchange of the Original Notes and completion of this exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The Original Notes may be tendered only in integral multiples of $1,000. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under this exchange offer. The Exchange Notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Original Notes, except the Exchange Notes:

(1) will be registered under the Securities Act;

(2) will not bear legends restricting their transfer;

(3) will bear different CUSIP numbers; and

(4) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the senior note indenture, as described below, under which the Original Notes were issued.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the applicable requirements of the Securities Act, Exchange Act and rules and regulations of the SEC. Original Notes that are not exchanged in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the senior note indenture relating to the Original Notes and Exchange Notes. Holders of Original Notes do not have any appraisal or dissenters rights under the senior note indenture in connection with this exchange offer.

We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in this exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of Original Notes. We expressly reserve the right to amend or terminate this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender Original Notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with this exchange offer. It is important that you read “—Solicitation of Tenders; Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses incurred in this exchange offer.

Any Original Notes not tendered for exchange will be entitled to the benefits of the senior note indenture. If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events, such Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Expiration Date; Extension; Termination; Amendment

This exchange offer will expire at 5:00 p.m., New York City time, on                              , 2006, unless we have extended the period of time that this exchange offer is open. The expiration date will be at least 20 business days after the date we mail notice of this exchange offer to DTC.

We reserve the right to extend the period of time that this exchange offer is open, and delay acceptance for exchange of any Original Notes, by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Original Notes previously tendered will remain subject to this exchange offer unless validly withdrawn.

We also reserve the right, in our sole discretion, to:

(1) end or amend this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” that have not been waived by us; and

(2) amend the terms of this exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to holders of Original Notes as promptly as practicable.

Exchange Notes will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent’s message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

Original Notes that are not accepted for exchange, and those Original Notes submitted for a greater principal amount than the tendering holder desires to exchange, will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Procedures For Tendering Original Notes

Valid Tender

Except as set forth below, in order for Original Notes to be validly tendered pursuant to this exchange offer, either (1) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC’s Automated Tender Offer Program, or ATOP, for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under “—Exchange Agent” on or prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date, or (2) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act also must be submitted.

Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

The method of delivering Original Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Note, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

Book-Entry Transfer

The exchange agent has established an account with respect to the Original Notes at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (1) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (2) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. In the case of (1) or (2) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an “Eligible Institution”), unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

Guaranteed Delivery

If a holder desires to tender Original Notes pursuant to this exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(1) such tenders are made by or through an Eligible Institution;

(2) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent;

(3) the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

Withdrawal Rights

You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

Any notice of withdrawal must:

(1) specify the name of the person that tendered the Original Notes to be withdrawn;

(2) identify the Original Notes to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Original Notes;

(3) include a statement that the holder is withdrawing its election to have the Original Notes exchanged;

(4) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the senior note trustee under the senior note indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

(5) specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures.

Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the exchange date, all Original Notes validly tendered and will issue the Exchange Notes promptly after the acceptance. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note.

In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

(1) Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent’s account at DTC;

(2) a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

(3) any other documents required by the letter of transmittal.

Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time and will depend upon when Original Notes, book-entry confirmations with respect to Original Notes and other required documents are received by the exchange agent.

Conditions to the Exchange Offer

We are required to accept for exchange, and to issue Exchange Notes in exchange for, any Original Notes duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, if:

(1) this exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the SEC;

(2) the Original Notes are not tendered in accordance with the terms of this exchange offer;

(3) each holder of Original Notes exchanged in this exchange offer has not represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of its business, that is not an affiliate of ours and that at the time of the consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Notes and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of the registration statement of which this prospectus is a part available; or

(4) any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder who has not made to us the representations described under “—Resale of Exchange Notes” and “Plan of Distribution”.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the senior note indenture under the Trust Indenture Act of 1939. In any of those events we are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

We have appointed The Bank of New York as the exchange agent for this exchange offer. You should direct questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of the Original Notes, as well as all executed letters of transmittal, to the exchange agent at the addresses listed below:

By Hand or Overnight Delivery:

The Bank of New York

101 Barclay Street,

Corporate Trust Services Window

Ground Level

New York, New York 10286

Attention: David Mauer - Corp.

Trust Ops-Reorganization

Unit/Floor 7 East

By Registered or Certified Mail: The Bank of New York 101 Barclay Street, Floor 7 East New York, New York 10286 Attention: David Mauer - Corp. Trust Ops-Reorganization Unit	By Facsimile Transmission: (Eligible Institutions Only) (212) 298-1915 To Confirm by Telephone or for Information: (212) 815-3687

Delivery to an address other than as listed above, or transmissions to a facsimile number other than as listed above, will not constitute a valid delivery.

The Bank of New York is the successor senior note trustee under the senior note indenture governing the Original Notes and Exchange Notes and the mortgage trustee under the Mortgage (as defined below) governing the senior note mortgage bonds.

Solicitation of Tenders; Fees and Expenses

We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of ours and of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

We will pay the estimated cash expenses to be incurred in connection with this exchange offer, including the following:

(1) fees and expenses of the exchange agent and senior note trustee;

(2) SEC registration fees;

(3) accounting and legal fees, including fees of one counsel for the holders of the Original Notes; and

(4) printing and mailing expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

(1) certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

(2) Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;

(3) tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

(4) a transfer tax is imposed for any reason other than the exchange of Original Notes under this exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the tendered Original Notes as reflected in our accounting records on the date this exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for Original Notes. We will amortize the expenses incurred in connection with the issuance of the Exchange Notes over the terms of the Exchange Notes.

Consequences of Failure to Exchange

If you do not exchange your Original Notes for Exchange Notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled “Material U.S. Federal Income Tax Consequences.”

As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Notes in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the senior note indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes or pay additional interest. To the extent that Original Notes are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors—If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes that are subject to transfer restrictions.”

We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

Holders of Original Notes and of Exchange Notes that remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the senior note indenture.

DESCRIPTION OF EXCHANGE NOTES

The following is a summary of certain terms of the Exchange Notes, does not purport to be complete, and is subject to, and qualified in its entirety by reference to the provisions of the senior note indenture and the form of Exchange Note established pursuant to the senior note indenture, both of which are filed as exhibits to the registration statement of which this prospectus is a part, and the Trust Indenture Act. Certain capitalized terms used in this prospectus are defined in the senior note indenture.

General

The form and terms of Exchange Notes are identical in all material respects to the form and terms of the Original Notes except that the Exchange Notes (1) will be registered under the Securities Act, (2) will not be subject to the restrictions on transfer applicable to the Original Notes, (3) will bear a different CUSIP number and (4) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

The Original Notes were, and the Exchange Notes will be, issued as a series of senior notes under the senior note indenture. All senior notes issued under the senior note indenture, including the Exchange Notes, are referred to in this prospectus as “senior notes.”

Until the release date referred to below, all of the senior notes outstanding under the senior note indenture, including the Exchange Notes, will be secured by a like principal amount of our senior note mortgage bonds issued and delivered by us to the senior note trustee. As used in this prospectus, “senior note mortgage bonds” means first mortgage bonds issued and to be issued under and secured by our Indenture dated as of March 1, 1946, or the Mortgage, to The Bank of New York, as successor mortgage trustee, as heretofore amended and supplemented, for the purpose of securing senior notes.

The release date will be the earlier of:

•	the date that all bonds issued under the Mortgage (referred to in this prospectus as first mortgage bonds), other than the senior note mortgage bonds, have been retired (whether at, before or after their maturity) through payment, redemption, purchase, defeasance or otherwise; and

•	the date upon which the senior note trustee holds senior note mortgage bonds constituting not less than 80% in aggregate principal amount of all outstanding first mortgage bonds.

On the release date, the senior note trustee will surrender the senior note mortgage bonds for cancellation and all senior notes, including the Exchange Notes, will cease to be secured by the senior note mortgage bonds, will become part of our unsecured general obligations and will rank on parity with our other unsecured and unsubordinated indebtedness. Under the terms of the senior note indenture, we are not permitted to issue first mortgage bonds other than as senior note mortgage bonds securing senior notes. We are permitted, however, to incur additional other secured debt subject to the limitation on liens provision of the senior note indenture.

As of June 30, 2006, we had $1.2 billion aggregate principal amount of first mortgage bonds outstanding, of which $864.1 million aggregate principal amount constitute senior note mortgage bonds held by the senior note trustee and subject to release on the release date. Unless we were to issue additional senior notes or optionally redeem outstanding first mortgage bonds, the release date would not occur prior to 2036, by which time the Exchange Notes and all other currently outstanding senior notes will have matured. If, however, we exercise our rights to optionally redeem $164.7 million of our currently redeemable outstanding first mortgage bonds, this release of the first mortgage bonds securing the Exchange Notes would occur immediately. Alternatively, absent further optional redemptions of outstanding first mortgage bonds, the release date will be achieved upon the issuance of approximately $629.0 million of additional senior notes.

If all of our common stock is acquired by a governmental body or instrumentality or substantially all of our property is released from the lien of the Mortgage, and all first mortgage bonds (other than senior note mortgage bonds) are redeemed in accordance with Section 8.08 of the Mortgage, the senior note mortgage bonds shall be redeemed by the surrender thereof by the senior note trustee to the mortgage trustee for cancellation at a redemption price of 0.0% of the principal amount thereof. Upon this surrender and redemption, the release date will occur and the Exchange Notes will remain our outstanding and unsecured general obligations.

Maturity, Interest Rate and Interest Payment Dates

The Exchange Notes will mature on May 15, 2036. Interest on the Exchange Notes will accrue at the rate of 6.40% per annum. Interest will accrue from the later of the original issuance date, or the most recent interest payment date to which interest has been paid or provided for. Interest on the Exchange Notes will be payable semi-annually on May 15 and November 15 of each year, to holders of record at the close of business on the fifteenth calendar day of the month immediately preceding the corresponding interest payment date, except that the interest payment at maturity will be paid to the person to whom principal is paid. Interest on the Exchange Notes will initially accrue from, and include, the last date on which interest was paid on the Original Notes surrendered in this exchange offer, or if no interest has been paid, from the original date of issuance of the Original Notes (May 12, 2006).

Optional Redemption

The Exchange Notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Exchange Notes being redeemed, and

•	as determined by the Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus, in each case, accrued and unpaid interest on such Exchange Notes being redeemed to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•	if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•	each of Greenwich Capital Markets, Inc. and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means, with respect to the Exchange Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Exchange Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Exchange Notes, the amount of the next succeeding scheduled interest payment on such Exchange Notes will be reduced by the amount of interest accrued on such Exchange Notes to such redemption date.

We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Exchange Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

Security and Release Date

Until the release date, the Exchange Notes will be secured by a series of our senior note mortgage bonds issued and delivered by us to the senior note trustee. The senior note mortgage bonds that currently secure the Original Notes will also secure the Exchange Notes. Any payment by us to the senior note trustee of principal of, premium, if any, and interest on, the senior note mortgage bonds related to the Exchange Notes will be applied by the senior note trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on, the related Exchange Notes.

The release date will be the earlier of:

•	the date that all first mortgage bonds, other than senior note mortgage bonds, have been retired (whether at, before or after their maturity) through payment, redemption, purchase, defeasance or otherwise and

•	the date upon which the senior note trustee holds senior note mortgage bonds constituting not less than 80% in aggregate principal amount of all outstanding first mortgage bonds.

On the release date, the senior note trustee will deliver to us for cancellation all senior note mortgage bonds and, not later than 30 days thereafter, will provide notice to all holders of the Exchange Notes of the occurrence of the release date. As a result, on the release date, the senior note mortgage bonds shall cease to secure the Exchange Notes and all of our other senior notes issued under the senior note indenture, and the Exchange Notes and all such other senior notes will become our unsecured and unsubordinated general obligations.

The senior note mortgage bonds are a series of our first mortgage bonds, all of which are secured by a first lien on substantially all of our property. See “Description of Senior Note Mortgage Bonds—Kind and Priority of Lien.” Upon the payment or cancellation of any outstanding Exchange Notes, the senior note trustee will surrender to us for cancellation an equal principal amount of the related senior note mortgage bonds. We will not permit, at any time prior to the release date, the aggregate principal amount of senior note mortgage bonds held by the senior note trustee to be less than the aggregate principal amount of the Exchange Notes then outstanding. After the issuance of the first series of senior notes under the senior note indenture, no additional first mortgage bonds will be issued by us under the Mortgage other than as collateral security for the senior notes. See

“—Certain Covenants” below.

Events of Default

The following constitute events of default under the senior note indenture:

•	default in the payment of principal of and premium, if any, on any senior note when due and payable;

•	default in the payment of interest on any senior note when due which continues for 60 days;

•	default in the performance or breach of any of our other covenants or agreements in the senior notes or in the senior note indenture and the continuation of the default for 90 days after we have received written notice of the default either from the senior note trustee or from the holders of at least 33% in aggregate principal amount of the outstanding senior notes;

•	prior to the release date, the occurrence and continuance of a completed default (as defined in the Mortgage) under the Mortgage; provided, however, that the waiver or cure of a completed default and the rescission and annulment of the consequences of a completed default under the Mortgage will constitute a waiver of the corresponding event of default under the senior note indenture and a rescission and annulment of the consequences of the corresponding event of default under the senior note indenture; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us.

If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare the principal amount of and interest on all of the senior notes to be due and payable immediately. Upon such acceleration of the senior notes, the senior note mortgage bonds shall be immediately redeemable upon demand of the senior note trustee (and surrender thereof to the mortgage trustee) at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. At any time after an acceleration of the senior notes has been declared (and provided the acceleration of all senior note mortgage bonds has not occurred), if we pay or deposit with the senior note trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the senior notes otherwise than by acceleration and all defaults have been cured or waived, then our payment or deposit will cause an automatic rescission and annulment of the acceleration of the senior notes.

The senior note indenture provides that the senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of the senior notes unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in aggregate principal amount of the outstanding senior notes generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of the senior notes. The senior note indenture provides that no holder of the senior notes may institute any action against us under the senior note indenture unless it has previously given to the senior note trustee written notice of the occurrence and continuance of an event of default and unless the holders of a majority in aggregate principal amount of the senior notes then outstanding affected by the event of default have requested the senior note trustee to institute the action and have offered the senior note trustee reasonable indemnity, and the senior note trustee has not instituted the action within 60 days of the request. Furthermore, no holder of the senior notes will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other holders of the senior notes. Notwithstanding that the right of a holder of the senior notes to institute a proceeding with respect to the senior note indenture is subject to certain conditions precedent, each holder of a senior note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on the senior note when due and to institute suit for the enforcement of such payment, and those rights may not be impaired without the consent of the affected holders of senior notes.

The senior note indenture provides that the senior note trustee, within 90 days after the occurrence of a default with respect to the senior notes, is required to give holders of the senior notes notice of any default known to the senior note trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any senior notes, the senior note trustee may withhold notice if it determines in good faith that it is in the interest of holders of those senior notes to do so. We are required to deliver to the senior note trustee each year an officer’s certificate as to whether or not we are in compliance with the conditions and covenants under the senior note indenture.

Modification with Consent of Holders

Modification and amendment of the senior note indenture may be effected by us and the senior note trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding senior notes, provided that no modification or amendment may, without the consent of the holder of each outstanding senior note affected by such modification or amendment,

•	change the maturity date of such senior notes;

•	reduce the rate or extend the time of payment of interest on such senior notes;

•	reduce the principal amount of, or premium payable on, such senior notes;

•	change the coin or currency of any payment of principal of, or premium, if any, or interest on, such senior notes;

•	change the date on which such senior notes may be redeemed or repaid at the option of their holders or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to such senior notes;

•	impair the interest of the senior note trustee in the senior note mortgage bonds held by it or, prior to the release date, reduce the principal amount of any series of senior note mortgage bonds securing the senior notes to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such senior note mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify the foregoing requirements or reduce the percentage of outstanding senior notes necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

Modification without Consent of Holders

Modification and amendment of the senior note indenture may be effected by us and the senior note trustee without the consent of the holders of any senior notes:

•	to add to our covenants for the benefit of the holders or to surrender a right conferred on us in the senior note indenture;

•	to add further security for the senior notes;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interest of the holders in any material respect; or

•	to make any other change that is not prejudicial to the holders of the senior notes in any material respect.

A supplemental indenture which changes or eliminates any covenant or other provision of the senior note indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the senior notes, or which modifies the rights of the holders of the senior notes of one or more series with respect to that covenant or provision, will be deemed not to affect the rights under the senior note indenture of the holders of the senior notes of any other series.

Defeasance and Discharge

The senior note indenture provides that we will be discharged from any and all obligations in respect to the senior notes and the senior note indenture (except for certain obligations such as obligations to register the transfer or exchange of the senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, we irrevocably deposit with the senior note trustee, in trust for the benefit of the holders of senior notes, money or certain United States government obligations, or any combination of money and certain United States government obligations, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the senior notes on the dates payments are due in accordance with the terms of the senior note indenture and the senior notes; provided that unless all of the senior notes mature within 90 days of the deposit by redemption or otherwise, we will also have delivered to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior note indenture. After we have been discharged from our obligations under the senior note indenture, the holders of the senior notes may look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety unless:

•	the successor or transferee corporation is a corporation or other entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia;

•	the successor or transferee corporation or other entity assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by us; and

•	if prior to the release date, the successor or transferee corporation or other entity assumes our obligations under the Mortgage with respect to the senior note mortgage bonds.

Upon any consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, permissible under the provision described in the immediately preceding paragraph, the successor corporation formed by the consolidation or into which we are merged or to which the transfer is made will succeed to us, and be substituted for us, and may exercise every right and power of ours, under the senior note indenture with the same effect as if the successor corporation had been named as Jersey Central Power & Light Company in the senior note indenture, and we will be released from all obligations under the senior note indenture. For purposes of the senior note indenture, the conveyance or other transfer by us of (a) all or any portion of our facilities for the generation of electric energy or (b) all of our facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in the other clause, will in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Certain Covenants

Limitation on Liens

The senior note indenture provides that, so long as any senior notes are outstanding, we may not issue, assume, guarantee or permit to exist after the release date any Debt (as defined therein) that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon any of our Operating Property (as defined below), whether owned at the date of the senior note indenture or subsequently acquired, without effectively securing such senior notes (together with, if we so determine, any of our other indebtedness ranking equally with such senior notes) equally and ratably with that Debt (but only so long as that Debt is so secured).

The foregoing restriction will not apply to:

(1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

(2) Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

(3) Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

(4) Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

(5) Liens under the Mortgage permitted by the senior note indenture;

(6) Liens to compensate the senior note trustee as provided in the senior note indenture; or

(7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (6) above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (6) above, must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (7) and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of Tangible Assets (as defined below) or 15% of our Capitalization (as those terms are defined below), in each case, determined in accordance with generally accepted accounting principles (“GAAP”) and as of a date not more than 60 days prior to such issuance, assumption or guarantee of debt. As of June 30, 2006, our Tangible Assets were approximately $5.7 billion and our Capitalization was approximately $4.4 billion.

Limitation on Sale and Lease-Back Transactions

The senior note indenture provides that, so long as any senior notes are outstanding, we may not enter into or permit to exist, after the release date, any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

This restriction will not apply if:

•	we would be entitled pursuant to any of the provisions described in clauses (1) to (7) of the first sentence of the second paragraph under “—Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the senior notes;

•	after giving effect to a Sale and Lease-Back Transaction, we could incur, pursuant to the provisions described in the second sentence of the second paragraph under “—Limitation on Liens,” at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the preceding paragraph); or

•	we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of senior notes or our other Debt of ours ranking equally with the senior notes, subject to reduction for senior notes and Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Certain Definitions

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the senior indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock reacquired by us.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities or any guarantees thereof.

“Operating Property” means (i) any interest in real property owned by us; and (ii) any asset owned by us that is depreciable in accordance with generally accepted accounting principles (“GAAP”) excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on our books in accordance with GAAP.

“Sale and Lease-Back Transaction” means any arrangement with any person or entity providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the senior note indenture.

“Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Tangible Assets will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged and that are approved by the independent accountants we regularly retain, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction and (ii) the net book value of the property leased, as determined by us in accordance with generally accepted accounting principles, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Voting of Senior Note Mortgage Bonds Held by Senior Note Trustee

The senior note trustee, as the holder of the senior note mortgage bonds, will attend any meeting of bondholders under the Mortgage, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent.

The senior note trustee will vote all senior note mortgage bonds then held by it or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the mortgage, the holders of which are eligible to vote or consent; provided, however, that the senior note trustee will not so vote in favor of, or so consent to, any amendment or modification of the Mortgage which, if it were an amendment or modification of the senior note indenture, would require the consent of the holders of senior notes as described under “Modification With Consent of Holders,” without the prior consent of holders of senior notes which would be required for such an amendment or modification of the senior note indenture.

Resignation or Removal of Senior Note Trustee

The senior note trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect and that resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

The senior note trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the senior note trustee and signed by the holders, or their attorneys in fact, representing a majority in principal amount of the then outstanding senior notes. In addition, so long as no event of default under the senior note indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the senior note trustee upon written notice to the holder of each senior note outstanding and the senior note trustee, and upon the appointment of a successor senior note trustee.

Concerning the Senior Note Trustee

The Bank of New York is the successor senior note trustee under the senior note indenture, the successor mortgage trustee under the Mortgage and the exchange agent. The senior note indenture provides that our obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.

The senior note indenture provides that the senior note trustee shall be subject to and shall comply with the provisions of Section 310(b) of the Trust Indenture Act, and that nothing in the senior note indenture shall be deemed to prohibit the senior note trustee or us from making any application permitted pursuant to such section. The senior note trustee is also a depositary of ours and certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Governing Law

The senior note indenture and the senior notes are governed by New York law.

Book-Entry

The certificates representing the Exchange Notes, or Global Certificates, will be issued in fully registered form, without coupons. The Exchange Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more Global Certificates or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee. Upon the issuance of the Global Certificate, DTC or its nominee will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Certificate for all purposes under the senior note indenture and the Exchange Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the senior note indenture.

Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the senior note trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants and neither we, the senior note trustee, the mortgage trustee nor any paying agent will have any responsibility therefor.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated Exchange Note for any reason, including to sell Exchange Notes to persons in jurisdictions which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in a Global Certificate in accordance with DTC’s applicable procedures, or the procedures set forth in the senior note indenture.

DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange a Global Certificate for certificated Exchange Notes, which it will distribute to its participants.

DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Exchange Notes represented by a Global Certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the senior note trustee, nor the mortgage trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated Exchange Notes in exchange for a Global Certificate.

All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Exchange Notes that are not certificated Exchange Notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

The information under this caption “—Book-Entry” concerning DTC and DTC’s book-entry system has been obtained from information provided by DTC. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. You are urged to contact DTC or its participants directly to discuss these matters.

DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS

General

The senior note mortgage bonds are first mortgage bonds issued under and secured by our Mortgage. The statements herein concerning the first mortgage bonds and the Mortgage are summaries and do not purport to be complete. They may make use of defined terms and are subject to, and qualified in their entirety by, all of the provisions of the Mortgage, including the supplemental indenture with respect to the senior note mortgage bonds, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The senior note mortgage bonds were issued as security for our obligations under the senior note indenture and were immediately delivered to, and registered in the name of, the senior note trustee. The senior note indenture provides that the senior note trustee shall not transfer any senior note mortgage bonds except to a successor trustee, to us (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of us. The senior note trustee will generally vote the senior note mortgage bonds proportionately with what it believes to be the vote of the holders of all other first mortgage bonds then outstanding, as described under “Description of Exchange Notes—Voting of Senior Note Mortgage Bonds Held by Senior Note Trustee.”

The senior note mortgage bonds correspond to the Exchange Notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal of or premium, if any, or interest on the Exchange Notes, senior note mortgage bonds of the corresponding series in a principal amount equal to the principal amount of such Exchange Notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and our obligation to make such payment shall be discharged.

At June 30, 2006, we had outstanding $1.2 billion in principal amount of first mortgage bonds issued under the Mortgage, of which $864.1 million aggregate principal amount are senior note mortgage bonds held by the Senior Note Trustee.

Redemption Provisions of Senior Note Mortgage Bonds

The senior note mortgage bonds will be redeemed on the respective dates and in the respective principal amounts which correspond to the redemption dates for, and the principal amounts to be redeemed of, the Exchange Notes. The senior note mortgage bonds are not redeemable by operation of the improvement fund or the maintenance provisions of the Mortgage or with the proceeds of released property.

In the event of an event of default under the senior note indenture and acceleration of the Exchange Notes, the senior note mortgage bonds will be immediately redeemable in whole, upon demand of the senior note trustee (and surrender thereof to the mortgage trustee), at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. See “Description of Exchange Notes—Events of Default.”

Kind and Priority of Lien

The senior note mortgage bonds and all first mortgage bonds outstanding under the Mortgage will be equally and ratably secured by a direct first lien on substantially all of our property (except certain real estate not necessary or appropriate for our business; cash, contracts, choses in action and securities not specifically subjected to the lien of the Mortgage; certain equipment not installed as fixed property; merchandise and supplies acquired, and electricity or products generated or purchased for resale; and materials and supplies held for consumption), subject to excepted encumbrances, matters of a minor nature and the lien of the mortgage trustee for compensation, indemnified losses and expenses. The Mortgage provides for subjecting similar after-acquired property to the lien thereof subject to certain restrictions upon the acquisition of property subject to outstanding prior lien bonds which are effective so long as the first mortgage bonds are outstanding.

Release and Substitution of Property

Machinery, equipment, fixtures, appliances and other similar property which is worn-out, obsolete or unnecessary for our operations may be disposed of by us without a release by the mortgage trustee provided that we replace it with other property (not necessarily of the same character) which is equal in value to the property so disposed of. Leases, rights-of-way, franchises, licenses and permits may be abandoned, surrendered or modified without a release by the mortgage trustee provided any changed or substituted lease, right-of-way, franchise, license or permit is subject to the lien of the Mortgage and any consideration received by us in connection therewith must be deposited with the mortgage trustee. Such provisions do not have a material effect on our property. Mortgaged property, subject to certain conditions, may be released upon substitution of cash or certain other property of equivalent value and in certain other circumstances. Money received by the mortgage trustee as the result of any release of property may be withdrawn against, among other things, bondable value of property additions and bonds previously issued and retired.

The mortgage trustee is required to report to bondholders within 90 days after the release of property of a value of 10% or more of the principal amount of then outstanding first mortgage bonds, and annually as to all other released property.

Dividend Restrictions

The Mortgage restricts common stock dividends payable by us to the amount of our accumulated earned surplus less $1.7 million. The amount available as of June 30, 2006 for declaration and payment of dividends on our common stock after giving effect to this restriction was approximately $102.9 million.

Issuance of Additional First Mortgage Bonds

So long as we are not in default in the performance of any covenant to be performed by us under the Mortgage and obtain all requisite authorizations of governmental bodies, we may issue additional first mortgage bonds to the extent of any one or more of the following:

(1) 60% of the bondable value of property additions;

(2) the amount of refundable prior lien bonds retired or deposited with the mortgage trustee, as provided in the Mortgage;

(3) the aggregate principal amount of certain other retired bonds; or

(4) the amount of cash deposited with the mortgage trustee against the issuance of first mortgage bonds.

First mortgage bonds may be issued pursuant to (1) and (4) above (and in certain cases pursuant to (2) and (3) above) only if net earnings available for interest shall be at least two times the annual interest requirements on the first mortgage bonds and all prior lien bonds then and to be outstanding. Net earnings available for interest generally consists of the excess of gross operating revenues over operating expenses (other than income taxes), including provision for depreciation equal to the greater of (1) the book provision for depreciation or (2) the “minimum provision for depreciation” as outlined below under “—Maintenance Fund”, plus or minus net non-operating income or loss with non-operating income limited to 5% of operating income. Moreover, our charter contains provisions limiting the ratio of securities evidencing funded indebtedness and unsecured indebtedness to total capitalization.

As of June 30, 2006, we could issue approximately $610 million aggregate principal amount of additional first mortgage bonds on the basis of retired first mortgage bonds, assuming we could satisfy certain other requirements under the Mortgage. The senior note indenture provides that prior to the release date no additional first mortgage bonds may be issued under the Mortgage other than senior note mortgage bonds.

Sinking and Improvement Fund

The supplemental indenture creating each series of first mortgage bonds requires that, so long as any such first mortgage bonds are outstanding, we make annual sinking and improvement fund deposits equal to 1% of the principal amount of first mortgage bonds (except first mortgage bonds issued against retired first mortgage bonds) delivered by the mortgage trustee prior to January 1 of the year of deposit. Deposits are to be made in cash, reduced by credits elected by us for (1) 60% of bondable value of property additions and (2) the principal amount of refundable prior lien bonds and certain bonds previously issued and retired. Cash so deposited may be withdrawn upon the same basis that a credit may be taken as set forth in the preceding sentence, or may be applied to the payment, purchase or redemption of first mortgage bonds. We met the 2005 sinking fund requirement through the bonds previously issued and retired. “Bondable value of property additions” means essentially (a) the net difference between (1) the lesser of the cost or fair value to us of property additions since January 1, 1946 and (2) all retirements of property then or thereafter owned, taken at the lesser of original cost or fair value, as certified to the mortgage trustee as property additions, or the “minimum provision for depreciation”, whichever is greater, after credit for cash substituted for any such retired property, less (b) 10/6ths of the amount of prior lien bonds having become refundable prior lien bonds and less (c) the amount of the bondable value of property additions previously used for the withdrawal of cash, the issuance of bonds or sinking fund credit.

Sinking fund cash amounting to $100,000 or more held by the mortgage trustee on December 31 of any year must be applied to the retirement of first mortgage bonds. We may direct the mortgage trustee to use sinking fund cash held by it to purchase first mortgage bonds in the open market or to invite tenders of first mortgage bonds to it. If cash held by the mortgage trustee is applied to the purchase of first mortgage bonds at less than par, an amount equal to such discount must be paid to us.

Maintenance Fund

We are required to make expenditures for property additions and/or to deposit with the mortgage trustee, cash (less, at our option, credit for refundable prior lien bonds and first mortgage bonds theretofore or then retired) annually, in an amount not less than the “minimum provision for depreciation.” All cash so deposited with the mortgage trustee may, during the next succeeding three years, be withdrawn by us to the extent that the amount not less than that expended for property additions exceeds the “minimum provision for depreciation.”

So long as any first mortgage bonds are outstanding, the term “minimum provision for depreciation” with reference to any period after 1952 means an amount equal to the greater of:

•	15% of the gross operating revenues derived from bondable property during such period after deducting the aggregate cost of electric energy and manufactured or natural gas purchased during such period for resale in connection with the operation of bondable property, less the charges to operating expense during such period for current repairs and maintenance of bondable property, and

•	an amount computed at the rate of 2.25% per annum as applied to depreciable electric utility property for each year or portion thereof embraced within such period.

We have in the past made sufficient expenditures for property additions to meet our obligations with respect to minimum provision for depreciation, and no deposits with the mortgage trustee have been required in this connection. We expect this pattern will continue in the future.

Modification or Amendment of Mortgage

Except as set forth in the next sentence, the rights of the bondholders may be modified with the consent of the holders of 75% of the principal amount of the first mortgage bonds of all series affected provided that no waiver of a past default or the consequences thereof shall be effective unless approved by the holders of not less than a majority of the principal amount of all the first mortgage bonds at the time outstanding. However, no modification of the terms of payment of principal, premium or interest and no modification permitting the creation of additional prior or parity liens, reducing the percentage of the principal amount of first mortgage bonds required for modification or depriving the bondholders of the lien of the Mortgage, is effective against any bondholder without such bondholder’s consent.

Defaults and Notice of Defaults

Events of default include default in the payment of principal and premium, if any, of any of the first mortgage bonds; default for 60 days in payment of interest on any of the first mortgage bonds; default in the payment of principal or interest continued beyond the period of grace on any prior lien bonds; default, for 60 days after notice, in the performance of any covenant in the Mortgage; and bankruptcy, insolvency or reorganization (under certain circumstances) of us. The mortgage trustee may withhold notice to bondholders of default (except default in payment of principal, premium, interest or sinking and improvement fund installments) if its responsible officers determine that it is in the interest of the bondholders to do so.

Concerning the Mortgage Trustee

The mortgage trustee, The Bank of New York, is permitted to engage in other transactions with us, except that if it acquires any conflicting interest, as defined in the Mortgage, it must eliminate it or resign and is required in certain cases to share with the bondholders the benefits of payments received within four months prior to default. The mortgage trustee is our office or agency for the payment and exchange of first mortgage bonds. The Bank of New York is also the successor senior note trustee. See “Description of Exchange Notes—Concerning the Senior Note Trustee.”

Direction by the holders of a majority in principal amount of the first mortgage bonds then outstanding is necessary to require the mortgage trustee to take action. The mortgage trustee may require reasonable indemnification before being required to enforce the lien of the Mortgage. Holders of not less than 25% in principal amount of outstanding first mortgage bonds or the mortgage trustee may declare the principal and interest of all outstanding first mortgage bonds due upon the occurrence of a completed default, but the holders of a majority in principal amount of the outstanding first mortgage bonds may, under certain circumstances including the curing of such default, annul any such declaration.

Satisfaction and Discharge of Mortgage

Upon our making due provision for the payment of all of the first mortgage bonds and paying all other sums due under the Mortgage, the Mortgage shall cease to be of further effect and may be satisfied and discharged of record. Holders of first mortgage bonds may wish to consult with their own tax advisors regarding possible tax effects in the event of a defeasance of the Mortgage.

Evidence as to Compliance with Mortgage Provisions

Compliance with the provisions of the Mortgage is evidenced by written statements of our officers or persons selected and paid by us. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent) must be furnished. The Mortgage requires that we furnish annually to the mortgage trustee a certificate that we have complied with, and are not in default under, the provisions of the Mortgage.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain material United States federal income tax consequences of the exchange of Original Notes for Exchange Notes pursuant to this exchange offer, but does not address any other aspects of United States federal income tax consequences to holders of Original Notes or Exchange Notes. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be sought from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

This summary is limited to the material United States federal income tax consequences relevant to those persons who are the original beneficial owners of Original Notes, who exchange Original Notes for Exchange Notes in this exchange offer and who hold Original Notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons (including banks, financial institutions, broker-dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the United States Dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any United States federal tax laws other than income tax law.

If a partnership or other entity taxable as a partnership holds Original Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of Original Notes for Exchange Notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of Original Notes for Exchange Notes are urged to consult their own tax advisors concerning the United States federal income tax consequences to them of exchanging the notes, as well as the application of state, local and foreign tax laws and United States federal tax laws other than income tax law.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of Original Notes for Exchange Notes in the exchange offer described herein will not constitute a significant modification of the terms of the Original Notes and thus will not constitute a taxable exchange for United States federal income tax purposes. Rather, the Exchange Notes will be treated as a continuation of the Original Notes. Consequently, a Holder will not recognize gain or loss upon receipt of the Exchange Notes in exchange for the Original Notes in the exchange offer, the Holder’s basis in the Exchange Notes received in the exchange offer will be the same as its basis in the Original Notes immediately before the exchange, and the Holder’s holding period in the Exchange Notes will include its holding period in the Original Notes.

PLAN OF DISTRIBUTION

As discussed under “The Exchange Offer” in this prospectus, based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases Original Notes or Exchange Notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that acquires the Exchange Notes in the ordinary course of business and that is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the Original Notes or Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in this exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

As contemplated by the above no-action letters and the registration rights agreement, each holder accepting this exchange offer is required to represent to us in the letter of transmittal that:

(1) any Exchange Notes it receives will be acquired in the ordinary course of business;

(2) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

(3) it is not an “affiliate” of ours as defined in Rule 405 of the Securities Act;

(4) if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes within the meaning of the Securities Act; and

(5) if it is a participating broker-dealer that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the sooner of 90 days after the consummation of the exchange offer and the date on which all participating broker-dealers have sold all Exchange Notes held by them, unless such period is extended pursuant to the registration rights agreement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York and Thelen Reid & Priest LLP, Florham Park, New Jersey. Thelen Reid & Priest LLP, New York, New York acted as counsel to the initial purchasers in connection with the issuance and sale of the Original Notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm (which contains an explanatory paragraph referring to the Company’s restatement of its financial statements as described in Note 2 to the financial statements) given the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Jersey Central Power & Light Company for the six-month periods ended June 30, 2006 and 2005, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 8, 2006 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We are required by the Exchange Act to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC’s Web site at http://www.sec.gov or FirstEnergy’s Web site at http://www.firstenergycorp.com. Information contained on FirstEnergy’s Web site does not constitute part of this prospectus.

This prospectus is a part of a registration statement on Form S-4 under the Securities Act that we have filed with the SEC with respect to the Exchange Notes offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

The SEC allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed. Until the termination of this offering, information we file in the future with the SEC will automatically update and supersede this information.

•	Our Annual Report on Form 10-K for the year ended December 31, 2005.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

•	Our Current Reports on Form 8-K filed on May 12, 2006, August 10, 2006 and August 24, 2006.

You may request additional copies of our Exchange Act reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

Jersey Central Power & Light Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Investor Services

(800) 736-3402

JERSEY CENTRAL POWER & LIGHT COMPANY

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 14A: 3-5(2) of Title 14 of New Jersey Permanent Statutes gives a corporation incorporated under the laws of New Jersey power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation’s voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of independent legal counsel other than an attorney who has been retained by or has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination.

Section 32(a) of the Registrant’s By-Laws provides as follows:

“The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, other than a proceeding by or in the right of the corporation, by reason of the fact that he was a director, officer or employee of the corporation (and may indemnify any person who was an agent of the corporation), or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit, to the fullest extent permitted by law, including without limitation indemnification against liabilities (amounts paid or incurred in satisfaction of settlements, judgments, fines and-penalties) and expenses (reasonable costs, disbursements and counsel fees) incurred by such person in connection with such proceeding, if

(i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; and

(ii) with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such person did not meet the applicable standards of conduct set forth in Section 32(a)(i) or in Section 32(a)(ii).”

Section 14A: 3-5(8) of Title 14A of New Jersey Permanent Statutes provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

Section 32(g) of the Registrant’s By-laws provides as follows:

“The corporation shall have the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been such, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, and insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.”

The Registrant maintains and pays the premium on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers they may incur under the above indemnity provisions and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3(i)*	Restated Certificate of Incorporation of JCP&L, as amended—Incorporated by reference to Exhibit 3-A, 1990 Annual Report on Form 10-K, SEC File No. 1-3141.

3(i)(a)*	Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated June 19, 1992—Incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, SEC File No. 70-7949.

3(i)(b)*	Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated June 19, 1992—Incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, SEC File No. 70-7949.

3(ii)*	By-Laws of JCP&L, as amended May 25, 1993—Incorporated by reference to Exhibit 3-B, 1993 Annual Report on Form 10-K, SEC File No. 1-3141.

4(a)*	Indenture of JCP&L, dated as of March 1, 1946, between JCP&L and United States Trust Company of New York, Successor Trustee, as amended and supplemented by eight supplemental indentures dated December 1, 1948 through June 1, 1960—Incorporated by reference to JCP&L’s Instruments of Indebtedness Nos. 1 to 7, inclusive, and 9 and 10 filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

4(a)(1)*	Ninth Supplemental Indenture of JCP&L, dated November 1, 1962—Incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

4(a)(2)*	Tenth Supplemental Indenture of JCP&L, dated October 1, 1963—Incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

4(a)(3)*	Eleventh Supplemental Indenture of JCP&L, dated October 1, 1964—Incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

4(a)(4)*	Twelfth Supplemental Indenture of JCP&L, dated November 1, 1965—Incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

4(a)(5)*	Thirteenth Supplemental Indenture of JCP&L, dated August 1, 1966—Incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

4(a)(6)*	Fourteenth Supplemental Indenture of JCP&L, dated September 1, 1967—Incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

4(a)(7)*	Fifteenth Supplemental Indenture of JCP&L, dated October 1, 1968—Incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

4(a)(8)*	Sixteenth Supplemental Indenture of JCP&L, dated October 1, 1969—Incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

4(a)(9)*	Seventeenth Supplemental Indenture of JCP&L, dated June 1, 1970—Incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

Exhibit No.	Description
4(a)(10)*	Eighteenth Supplemental Indenture of JCP&L, dated December 1, 1970—Incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

4(a)(11)*	Nineteenth Supplemental Indenture of JCP&L, dated February 1, 1971—Incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

4(a)(12)*	Twentieth Supplemental Indenture of JCP&L, dated November 1, 1971—Incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

4(a)(13)*	Twenty-first Supplemental Indenture of JCP&L, dated August 1, 1972—Incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

4(a)(14)*	Twenty-second Supplemental Indenture of JCP&L, dated August 1, 1973—Incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

4(a)(15)*	Twenty-third Supplemental Indenture of JCP&L, dated October 1, 1973—Incorporated by reference to Exhibit A-15, Registration No. 2-59785.

4(a)(16)*	Twenty-fourth Supplemental Indenture of JCP&L, dated December 1, 1973—Incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

4(a)(17)*	Twenty-fifth Supplemental Indenture of JCP&L, dated November 1, 1974—Incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

4(a)(18)*	Twenty-sixth Supplemental Indenture of JCP&L, dated March 1, 1975—Incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

4(a)(19)*	Twenty-seventh Supplemental Indenture of JCP&L, dated July 1, 1975—Incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

4(a)(20)*	Twenty-eighth Supplemental Indenture of JCP&L, dated October 1, 1975—Incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

4(a)(21)*	Twenty-ninth Supplemental Indenture of JCP&L, dated February 1, 1976—Incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

4(a)(22)*	Supplemental Indenture No. 29A of JCP&L, dated May 31, 1976—Incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

4(a)(23)*	Thirtieth Supplemental Indenture of JCP&L, dated June 1, 1976—Incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

4(a)(24)*	Thirty-first Supplemental Indenture of JCP&L, dated May 1, 1977—Incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

4(a)(25)*	Thirty-second Supplemental Indenture of JCP&L, dated January 20, 1978—Incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

4(a)(26)*	Thirty-third Supplemental Indenture of JCP&L, dated January 1, 1979—Incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, SEC File No. 70-6242.

4(a)(27)*	Thirty-fourth Supplemental Indenture of JCP&L, dated June 1, 1979—Incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, SEC File No. 70-6290.

4(a)(28)*	Thirty-sixth Supplemental Indenture of JCP&L, dated October 1, 1979—Incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, SEC File No. 70-6354.

4(a)(29)*	Thirty-seventh Supplemental Indenture of JCP&L, dated September 1, 1984—Incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, SEC File No. 70-7001.

Exhibit No.	Description
4(a)(30)*	Thirty-eighth Supplemental Indenture of JCP&L, dated July 1, 1985—Incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, SEC File No. 70-7109.

4(a)(31)*	Thirty-ninth Supplemental Indenture of JCP&L, dated April 1, 1988—Incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, SEC File No. 70-7263.

4(a)(32)*	Fortieth Supplemental Indenture of JCP&L, dated June 14, 1988—Incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, SEC File No. 70-7603.

4(a)(33)*	Forty-first Supplemental Indenture of JCP&L, dated April 1, 1989—Incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, SEC File No. 70-7603.

4(a)(34)*	Forty-second Supplemental Indenture of JCP&L, dated July 1, 1989—Incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, SEC File No. 70-7603

4(a)(35)*	Forty-third Supplemental Indenture of JCP&L, dated March 1, 1991—Incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

4(a)(36)*	Forty-fourth Supplemental Indenture of JCP&L, dated March 1, 1992—Incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

4(a)(37)*	Forty-fifth Supplemental Indenture of JCP&L, dated October 1, 1992—Incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

4(a)(38)*	Forty-sixth Supplemental Indenture of JCP&L, dated April 1, 1993—Incorporated by reference to Exhibit C-15, 1992 Annual Report of GPU on Form U5S, SEC File No. 30-126.

4(a)(39)*	Forty-seventh Supplemental Indenture of JCP&L, dated April 10, 1993—Incorporated by reference to Exhibit C-16, 1992 Annual Report of GPU on Form U5S, SEC File No. 30-126.

4(a)(40)*	Forty-eighth Supplemental Indenture of JCP&L, dated April 15, 1993—Incorporated by reference to Exhibit C-17, 1992 Annual Report of GPU on Form U5S, SEC File No. 30-126.

4(a)(41)*	Forty-ninth Supplemental Indenture of JCP&L, dated October 1, 1993—Incorporated by reference to Exhibit C-18, 1993 Annual Report of GPU on Form U5S, SEC File No. 30-126.

4(a)(42)*	Fiftieth Supplemental Indenture of JCP&L, dated August 1, 1994—Incorporated by reference to Exhibit C-19, 1994 Annual Report of GPU on Form U5S, SEC File No. 30-126

4(a)(43)*	Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996—Incorporated by reference to Exhibit 4-A-43, 1996 Annual Report on Form 10-K, SEC File No. 1-6047.

4(a)(44)*	Fifty-second Supplemental Indenture of JCP&L, dated July 1, 1999—Incorporated by reference to Exhibit 4-B-44, Registration No. 333-88783.

4(a)(45)*	Fifty-third Supplemental Indenture of JCP&L, dated November 1, 1999—Incorporated by reference to Exhibit 4-A-45, 1999 Annual Report on Form 10-K, SEC File No. 1-3141.

4(a)(46)*	Subordinated Debenture Indenture of JCP&L, dated May 1, 1995—Incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, SEC File No. 70-8495

4(a)(47)*	Fifty-fourth Supplemental Indenture of JCP&L, dated November 7, 2001—Incorporated by reference to Exhibit 4-A-47, 2001 Annual Report on Form 10-K, SEC File No. 1-3141.

4(a)(48)*	Fifty-fifth Supplemental Indenture of JCP&L, dated as of April 23, 2004—Incorporated by reference to Exhibit 4-a-48, 2004 Annual Report on Form 10-K, SEC File No. 1-3141.

4(b)*	Registration Rights Agreement, dated as of May 12, 2006, among Jersey Central Power & Light Company, UBS Securities LLC and Greenwich Capital Markets, Inc., as representatives of the Initial Purchasers (as defined therein)—Incorporated by reference to Exhibit 10.3 to Form 8-K filed on May 12, 2006, SEC File No. 1-3141.

Exhibit No.	Description
4(c)*	Senior Note Indenture dated as of July 1, 1999, between JCP&L and The Bank of New York, as successor trustee to United States Trust Company of New York.—Incorporated by reference to Exhibit 4-A, Registration No. 333-78717.

4(d)**	Form of Exchange Note due 2036.

5(a)**	Opinion of Thelen Reid & Priest LLP.

5(b)**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

12**	Statement of computation of ratio of earnings to fixed charges of Jersey Central Power & Light Company.

15**	Letter of PricewaterhouseCoopers LLP re: unaudited interim financial information.

23(a)**	Consent of Thelen Reid & Priest LLP (included in Exhibit 5(a)).

23(b)**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5(b)).

23(c)**	Consent of PricewaterhouseCoopers LLP.

24**	Power of Attorney (See Signature Page).

25**	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Senior Note Indenture.

99(a)**	Form of Letter of Transmittal.

99(b)**	Form of Notice of Guaranteed Delivery.

99(c)**	Form of Letter to Registered Holders and/or DTC Participants.

*	Incorporated by reference herein as indicated.
**	Filed herewith.

(b) Financial Statement Schedules.

None.

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on the 25th day of September, 2006.

JERSEY CENTRAL POWER & LIGHT COMPANY

By:	/s/ STEPHEN E. MORGAN
Stephen E. Morgan President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Each of the undersigned directors and officers of Jersey Central Power & Light Company, the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints L.L. Vespoli, D.W. Whitehead and L. F. Torres, and each of them severally, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Securities and Exchange Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement pursuant to the above undertaking, which amendment may make such other changes in the registration statement as the Registrant deems appropriate.

Signature	Title	Date

/s/ STEPHEN E. MORGAN Stephen E. Morgan	President and Director (Principal Executive Officer)	September 25, 2006

/s/ RICHARD H. MARSH Richard H. Marsh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 20, 2006

/s/ HARVEY L. WAGNER Harvey L. Wagner	Vice President and Controller (Principal Accounting Officer)	September 20, 2006

/s/ LEILA L. VESPOLI Leila L. Vespoli	Senior Vice President, General Counsel and Director	September 19, 2006

/s/ CHARLES E. JONES Charles E. Jones	Director	September 19, 2006

/s/ BRADLEY S. EWING Bradley S. Ewing	Director	September 19, 2006

/s/ MARK A. JULIAN Mark A. Julian	Director	September 19, 2006

/s/ GELORMA E. PERSSON Gelorma E. Persson	Director	September 25, 2006

/s/ STANLEY C. VAN NESS Stanley C. Van Ness	Director	September 20, 2006